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                                  EXHIBIT 99.13

                             SUBSCRIPTION AGREEMENT

                         BETWEEN CRABBE HUSON FUNDS AND

                          THE CRABBE HUSON GROUP, INC.

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     This Subscription Agreement ("Agreement") is by and between Crabbe Huson
Funds, a Delaware business trust, (the Company") and The Crabbe Huson Group, Inc., an Oregon corporation ("Subscriber").

     The Subscriber subscribes for the number of shares of beneficial interest of the Crabbe Huson Small Cap Fund series (the "Fund") of the Company set forth opposite its name (the "Initial Shares").

Subscriber                      Consideration Paid       No. of Shares
----------                      ------------------       -------------
The Crabbe Huson Group, Inc.       $100,000.00              10,000


     The Subscriber understands and acknowledges that it is acquiring the Initial Shares without a view to distribution or resale, and the Subscriber has no present intention of redeeming or selling its shares. Company and Subscriber both understand and agree that the costs incurred in connection with the organization and registration as an investment company under the Investment Company Act of 1940 were initially paid by Subscriber and will be repaid to Subscriber by Fund. The amortization of such expenses payable by Subscriber on behalf of the Company have been deferred and will be amortized by the Company over 60 months based upon the projected assets expected in the Fund during such period beginning at the commencement of operations. If any of the Initial Shares of the Company are redeemed during the amortization period, the amount paid by the Company to Subscriber on any withdrawal of Initial Shares in the Company will be reduced by a portion of the unamortized organization expenses, determined by multiplying the unamortized expenses by a fraction the numerator of which is the value of the Initial Shares redeemed and the denominator of which is the value of the Initial Shares at the time of this subscription after taking into account any prior redemptions of such Initial Shares. Subscriber agrees to require any subsequent holder of its shares to consent to the terms of this subscription agreement prior to the transfer of the shares to the subsequent holder.


1 - STOCK SUBSCRIPTION AGREEMENT

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     By signing below, the Subscriber agrees to the above terms.  DATED this
30th day of January, 1996.


CRABBE HUSON FUNDS


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By:  Richard S. Huson
Its: President

THE CRABBE HUSON GROUP, INC.


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By:  James E. Crabbe
Its: President


2 - STOCK SUBSCRIPTION AGREEMENT